Exhibit 99.1

Applied DNA Reports 2019 Year End and Fiscal Fourth Quarter Financial Results

Company to Hold Conference Call and Webcast Today,
Thursday, December 12, 2019 at 4:30 PM ET.

STONY BROOK, N.Y. – December 12 , 2019 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the "Company"), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing for product authenticity, traceability solutions and nucleic acid-based biotherapeutic development today announced consolidated financial results for the full fiscal year and quarter ended September 30, 2019.

“In fiscal 2019 total revenues increased 38%, and total operating expenses decreased by 5% as we sharpened our focus on our ability to produce linear DNA at scale for our tagging, diagnostics and preclinical biotherapeutic businesses,” said Dr. James A. Hayward, chairman, president and CEO of Applied DNA.

Added Dr. Hayward, “Over the past year we focused on elevating the Company’s profile for preclinical biotherapeutics and diagnostic applications. With the Company’s unique ability – approximately 130 patents and patents pending – to produce large quantities of ultra-pure linear DNA, the Company’s linear DNA manufacturing platform is a potential industry disrupter that offers therapeutic developers a replacement to plasmid DNA that we believe is cheaper, faster and easily scalable. Over the past 15 months, we developed a robust pipeline of more than 15 contract research opportunities with top cancer, gene therapy, vaccine and RNA partners, which is already generating initial revenue.”

“The recent acquisition of the assets and IP of Vitatex, Inc. gives us a second compelling branch to the linear DNA story that we believe lends itself to the diagnostics, prognostics and therapeutics of invasive circulating tumor cells (iCTC). Within just three months of acquisition, we signed an agreement with Tyme Technologies, Inc. for the supply of our Vita-AssayTM  iCTC capture assay and associated services for iCTC detection in their pivotal stage pancreatic cancer clinical trial. In addition, our protocols for obtaining and studying iCTCs in colorectal cancer have recently been approved by an Institutional Review Board.”

Continued Dr. Hayward, “Within our product authenticity and traceability solutions segment, our textile business, led by an experienced sales team, broadened awareness and adoption of our CertainT platform. Expanding beyond our relationship with Himatsingka for cotton home textiles, we established a technology partnership that gives us entrée into the cotton apparel market. We continued the global implementation of our tagging platform by completing commercial scale pilots at approximately 20 textile manufacturing sites using varied materials throughout China, Southeast Asia and India. In synthetic textiles, brands and retailers are increasingly relying on materials that offer high performance, sustainability and transparency and the promise of circular manufacturing. Our efforts have yielded strategic alliances that position us alongside key participants along multiple points in the global textile value chain to more broadly drive adoption of our authentication technology platform. We have begun to integrate our CertainT platform to provide end-to-end material traceability to multiple related categories, including leather, wool, down and feather, specialty coatings and additives, recycled PET, viscose, and other synthetics. We believe we are well positioned for uptake by brands and retailers.”

Concluded Dr. Hayward, “Looking ahead, we have set our sights on generating top-line growth from our linear DNA manufacturing platform, that should be driven by textiles and cannabis, as well as biotherapeutic and diagnostics, as we begin to convert our business-building activities in fiscal 2019 into pre-commercial and commercial revenues in fiscal 2020. Having recently completed an equity raise, re-established our compliance with the Nasdaq listing requirements, and eliminated our Going Concern opinion, we have our strongest balance sheet in years and the financial resources to support a sustainable growth trajectory."

2019 Full Fiscal Year Financial Highlights:

•	Revenues for fiscal 2019 totaled $5.4 million, an increase of 38% from $3.9 million from the prior fiscal year. The increase in revenues was due to an increase in service revenues of $1.2 million, or 57%, and an increase in product revenues of $308 thousand, or 17%. The increase in revenue was primarily attributable to an increase of $1 million from our now terminated cannabis licensing agreement, as well as an $889 thousand increase in textiles relating to shipments of DNA concentrate to protect the cotton supply chain. These increases in revenue were offset by a decrease in consumer asset marking sales.
•	Effective October 1, 2018, the Company was required to adopt Accounting Standards Update (ASU; the “Update”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), utilizing the modified retrospective method. Had the Company not adopted the Update, the Company would have recognized additional revenue of approximately $915 thousand during fiscal 2019. This amount was primarily comprised of the recognition of $766 thousand during the twelve-month period ended September 30, 2019, under a $1.15 million cotton order shipped in June 2018, with extended payment terms. The total cumulative impact of the Update that was recorded to opening retained earnings in fiscal 2019 was approximately $493 thousand. See Cumulative Effect Adjustment and the Impact on Current Period Financial Statements of Adopting Topic 606 attached.

•	Operating expenses for the fiscal year ended September 30, 2019 decreased by $707 thousand or 5% as compared to the prior fiscal year. The decrease is primarily attributable to approximately an $890 thousand decrease in payroll, due to a realignment of the sales force and reductions in overall headcount. This decrease in payroll was offset by an increase in legal fees.

•	Net loss for the twelve months ended September 30, 2019 was $8.6 million or $9.69 per share, compared with a net loss of $11.7 million or $15.86 per share for the twelve months ended September 30, 2018, an improvement of 26%.

•	Excluding non-cash expenses and interest, Adjusted EBITDA for the fiscal year ended September 30, 2019 was a negative $7.6 million as compared to a negative $9.8 million for the prior fiscal year, an improvement of 22%. See below for information regarding non-GAAP measures.

Fiscal Fourth Quarter 2019 Financial Results:

•	Revenues increased 40% for the fourth quarter of fiscal 2019 to $1.7 million, compared with $1.2 million reported in the same period of the prior fiscal year and decreased 19% from $2.1 million for the third quarter of fiscal 2019. The increase in revenues year over year was due primarily to an increase in product revenues from shipments of DNA concentrate to protect the cotton supply chain. The decrease in revenue quarter over quarter was due to the recognition of $1 million in revenue from a licensing agreement in the cannabis industry during the third fiscal quarter of fiscal 2019.

•	Total operating expenses decreased to $3.2 million for the fourth fiscal quarter of 2019, compared with $4.4 million in the prior fiscal year’s fourth quarter. This decrease is primarily attributable to an approximate $231 thousand decrease in payroll, due to a realignment of the sales force and reductions in overall headcount as well as a decrease of $954 thousand in stock-based compensation expense.

•	Net loss for the quarter ended September 30, 2019 was $1.2 million, or $1.44 per share, compared with a net loss of $3.5 million, or $4.62 per share, for the quarter ended September 30, 2018, an improvement of 69%, and a net loss of $1.5 million, or $1.60 per share, for the quarter ended June 30, 2019.

•	Excluding non-cash expenses, Adjusted EBITDA was negative $1.6 million and a negative $2.2 million for the quarters ended September 30, 2019 and 2018, respectively. See below for information regarding non-GAAP measures.

Select Recent Operational Highlights:

•	On November 26, Applied DNA’s majority-owned subsidiary focused on next-generation biotherapeutics and diagnostics, LineaRx, signed a definitive agreement with Tyme Technologies, Inc. to supply the Company’s Vita-AssayTM invasive Circulating Tumor Cell (iCTC) capture assay and associated services for use in the pivotal stage of the TYME-88-PANC clinical trial for patients with third-line pancreatic cancer. The potential value of the Agreement is the largest contract to-date for LineaRx, and we believe the largest in the development history of the iCTC assay;

•	On November 12, the Company announced the successful DNA tagging of leather at one of the world’s largest tanneries based in Asia. The work follows a successful research project undertaken within the UK that demonstrated SigNature® DNA could be successfully used to trace the hide of an animal from a farm to the product in a store;

•	On October 16, Applied DNA announced that it had entered into a partnership with Molecular Isotope Technologies, LLC (“MIT LLC”), a pioneer and leader in the application of natural-abundance stable-isotopic analysis provided under the trademarks Nature’s Fingerprint® and IsoPedigree™. MIT LLC’s technology utilizes stable isotopic "fingerprints" as a method for verification of product origin and supply chain processing to support product claims. MIT LLC’s technology will be offered by Applied DNA as an additional component of its CertainT® platform to tag, test and track raw materials and finished goods. MIT LLC will support and promote the CertainT platform as a service complementary to its own;

•	On October 1, LineaRx announced that its invasive Circulating Tumor Cells (iCTCs) platform demonstrated superior correlation over Prostate Specific Antigen (PSA) in an ongoing Phase II trial in recurrent prostate cancer. The Company believes that the study shows that iCTCs may be used to accurately follow therapy success in prostate cancer while also providing new tools for cell and gene therapy design and production;

•	On September 24, the Company announced that it received a $1 million order to supply SigNature® T taggant for cotton in the upcoming 2019 – 2020 ginning season that began in October. The Company’s SigNature T technology, paired with its genotyping and digital systems, will be used to tag, test and track the Pima cotton variety grown in the San Joaquin Valley, California that is sold under the PimaCott® brand nationwide and online by the largest home goods retailer in the U.S. Since 2014, and including the cotton tagged with this order, over 250 million pounds of cotton will have been tagged as the key to a total end-to-end traceability solution that is substantiated by forensic test data;

•	On September 19, LineaRx announced that its collaborators Takis/Evvivax have completed pre-clinical animal studies of two vaccine candidates produced with linear DNA. Tests of both vaccines in mouse models demonstrated their ability to eliminate tumors in vivo, and to potentially prevent initial occurrence. Clinical data accumulated from linear DNA vaccines for companion animals can be used to accelerate translation to human therapies by Evvivax and Takis;

•	On September 5, Applied DNA announced a sales and marketing partnership with Navarpluma that extends the Company’s Textiles business to include the global down and feather supply chain. Navarpluma S.L., one of the world’s premier suppliers of down and feathers to the textile industry, will be the first to offer this new system to its customer base that counts some of the world’s most prestigious brands as clients.

Fiscal Fourth Quarter 2019 Conference Call Information

The Company will hold a conference call and webcast to discuss its fiscal fourth quarter-end 2019 results on Thursday, December 12, 2019 at 4:30 PM ET. To participate on the conference call, please follow the instructions below. While every attempt will be made to answer investors’ questions on the Q&A portion of the call, due to the large number of expected participants, not all questions may be answered.

To Participate:

•	Participant Toll Free:1-844-887-9402
•	Participant Toll: 1-412-317-6798
•	Please ask to be joined to the Applied DNA Sciences call

Live webcast: https://services.choruscall.com/links/apdn190808.html

Replay (available 1 hour following the conclusion of the live call through December 19, 2019):

•	Participant Toll Free: 1-877-344-7529
•	Participant Toll: 1-412-317-0088
•	Participant Passcode: 10136194
•	Webcast replay: https://services.choruscall.com/links/apdn191212.html

For those investors unable to attend the live call, a copy of management’s PowerPoint presentation will be available for review under the ‘Events and Presentations’ section of the company’s Investor Relations web site: https://adnas.com/molecular-based-security/investors/

Information about Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our condensed consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information presented in accordance with GAAP. We use this non-GAAP financial measure for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash expenses that may not be indicative of our recurring operating results. We believe this non-GAAP financial measure is useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

“EBITDA”- is defined as earnings (loss) before interest expense, income tax expense and depreciation and amortization expense.

“Adjusted EBITDA”- is defined as EBITDA adjusted to exclude (i) stock-based compensation and (ii) other non-cash expenses.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping, and pre-clinical nucleic acid-based therapeutic drug candidates.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.

Common stock listed on NASDAQ under the symbol ‘APDN’.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to our ability to successfully enter into commercial contracts for the implementation of our CertainT® platform, the possibility of failure to make timely payment on its outstanding secured convertible notes and resulting enforcement by noteholders of remedies on collateral which includes substantially all of Applied DNA’s assets, the Company’s history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s product candidates will advance further in the preclinical research or clinical trial process, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 12, 2019, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, 212-838-3777, LHA Investor Relations, shurry@lhai.com

Web: www.adnas.com

Twitter: @APDN

Financial Tables Follow

APPLIED DNA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2019 AND 2018

	September 30,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$558,988	$1,659,564
Accounts receivable, net of allowance of $4,500 and $13,133 at September 30, 2019 and 2018, respectively	839,951	1,485,938
Inventories	142,629	221,369
Prepaid expenses and other current assets	604,740	635,174
Total current assets	2,146,308	4,002,045

Property and equipment, net	226,221	419,774

Other assets:
Deferred offering costs	109,698	-
Deposits	62,351	62,325
Goodwill	285,386	285,386
Intangible assets, net	734,771	864,203

Total Assets	$3,564,735	$5,633,733

LIABILITIES AND (DEFICIT) EQUITY

Current liabilities:
Accounts payable and accrued liabilities (including related party of $5,844 at September 30, 2018)	$1,616,997	$965,167
Deferred revenue	628,993	1,856,693
Total current liabilities	2,245,990	2,821,860

Long term accrued liabilities	621,970	470,739
Secured convertible notes payable, net of debt issuance costs (including related party of $1,139,490 at September 30, 2018)	1,442,447	1,586,631
Secured convertible notes payable, net of debt issuance costs, recorded at fair value	102,777	-
Total liabilities	4,413,234	4,879,230

Commitments and contingencies

Applied DNA Sciences Inc. Stockholders’ (Deficit) Equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of September 30, 2019 and 2018	-	-
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of September 30, 2019 and 2018	-	-
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of September 30, 2019 and 2018	-	-

Common stock, par value $0.001 per share; 500,000,000 shares authorized; 1,200,399 and 752,802 shares issued and outstanding as of September 30, 2019 and 2018, respectively	1,200	753
Additional paid in capital	255,962,930	249,119,833
Accumulated deficit	(256,805,589)	(248,366,083)
Applied DNA Sciences, Inc. stockholders’ (deficit) equity	(841,459)	754,503
Noncontolling interest	(7,040)	-

Total (deficit) equity	(848,499)	754,503

Total Liabilities and (Deficit) Equity	$3,564,735	$5,633,733

APPLIED DNA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED SEPTEMBER 30, 2019 AND 2018

	2019	2018
Revenues:

Product revenues	$2,136,055	$1,827,626
Service revenues	3,253,034	2,075,717

Total revenues	5,389,089	3,903,343

Cost of revenues	877,613	1,206,814

Operating expenses:
Selling, general and administrative	10,278,045	11,043,463
Research and development	2,967,278	2,751,578
Depreciation and amortization	390,424	547,796

Total operating expenses	13,635,747	14,342,837

LOSS FROM OPERATIONS	(9,124,271)	(11,646,308)

Other (expense) income:
Interest (expense) income, net (including related party interest of $46,586 and $5,844 for the years ended September 30, 2019 and 2018, respectively)	(162,432)	(9,615)
Other expense, net	(43,299)	(37,005)
Loss on extinguishment of debt	(1,260,399)	-
Unrealized gain on change in fair value of secured convertible notes payable	1,972,955	-
Loss before provision for income taxes	(8,617,446)	(11,692,928)

Provision for income taxes	15,000	-

NET LOSS	$(8,632,446)	$(11,692,928)
Less: Net loss attributable to noncontolling interest	9,323	-
NET LOSS attributable to Applied DNA Sciences, Inc.	$(8,623,123)	$(11,692,928)
Deemed dividend related to warrant modifications	(309,607)	-
NET LOSS applicable to common stockholders	$(8,932,730)	$(11,692,928)
Net loss per share applicable to common stockholders-basic and diluted	$(9.69)	$(15.86)

Weighted average shares outstanding-basic and diluted	921,809	737,441

APPLIED DNA SCIENCES, INC.

CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Net Loss	$(1,224,137)	$(3,475,282)	$(8,623,123)	$(11,692,928)
Interest expense (income), net	55,226	9,615	162,432	9,615
Depreciation and amortization	70,385	124,452	390,424	547,796
Loss on extinguishment of debt	1,260,399	-	1,260,399	-
Change in fair value of convertible notes payable	(1,972,955)	-	(1,972,955)	-
Stock based compensation expense (income)	217,468	1,171,657	1,129,110	1,356,351
Income tax expense	15,000	-	15,000	-
Bad debt expense	16,281	-	7,648	20,552
Total non-cash items	(338,196)	305,724	992,058	1,934,314
Consolidated Adjusted EBITDA (loss)	$(1,562,333)	$(2,169,558)	$(7,631,065)	$(9,758,614)

APPLIED DNA SCIENCES, INC.

CUMULATIVE EFFECT ADJUSTMENT AND THE IMPACT ON CURRENT PERIOD FINANCIAL STATEMENTS OF
ADOPTING TOPIC 606

	Fiscal Year ended September 30, 2019
	Prior U.S. GAAP	Topic 606 impact	As reported
Statement of Operations
Revenues
Product	$2,902,247	$(766,192)	$2,136,055
Service	3,402,138	(149,104)	3,253,034
Total revenues	6,304,385	(915,296)	5,389,089

Cost of revenues	884,281	(6,668)	877,613
Loss from operations	(8,215,643)	(908,628)	(9,124,271)
Assets
Prepaids and other current assets	$611,408	$(6,668)	$604,740
Liabilities and equity
Deferred Revenue	$802,107	$(173,114)	$628,993
Accumulated Deficit	(256,805,589)	-	(256,805,589)